Filed Pursuant to Rule 433

Registration No. 333-223208

February 2, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

Autocallable Barrier Notes with Step-up Premium

Linked to the iShares® Global Clean Energy ETF

►	The Issuer is committed to investing the amount raised by this Note into projects that align with the United Nations Sustainable Development Goals

►	Call Premium of 10.25% per semi-annual period (equivalent to 20.50% per annum)

►	Callable annually at the principal amount plus the applicable Call Premium on any Observation Date on or after September 1, 2021 if the Official Closing Price of the Reference Asset is at or above its Call Threshold

►	If the Notes are not called and the Reference Asset declines by less than or equal to 40.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Reference Asset declines by more than 40.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Approximate 3 year term if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Step-up Premium (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $870.00 and $970.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

 Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 3 year term if not called.
Reference Asset	The iShares® Global Clean Energy ETF (Ticker: ICLN)
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Call Observation Date on or after September 1, 2021. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium payable on the corresponding Call Payment Date(2)
Call Threshold	100.00% of the Initial Value
Call Premium	10.25% (to be determined on the Pricing Date) multiplied by the number of semi-annual periods elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called)(2)
Barrier Value	60.00% of the Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return)
If the Notes are not called and the Final Value is less than the Barrier Value, you will not receive a Call Premium and will lose up to 100% of the Principal Amount at maturity.

Reference Return	Final Value – Initial Value Initial Value
Trade Date	February 26, 2021
Pricing Date	February 26, 2021
Original Issue Date	March 3, 2021
Final Valuation Date(3)	February 28, 2024
Maturity Date(3)	March 4, 2024
CUSIP/ISIN	40438CX30/US40438CX309

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes.

If the Official Closing Price of the Reference Asset is at or above the Call Threshold on any Call Observation Date beginning on September 1, 2021, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Call Premium on the corresponding Call Payment Date.

If the Notes are not called and the Final Value is greater than or equal to the Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount.

If the Notes are not called and the Final is less than the Barrier Value, you will not receive the Call Premium and will lose 1% of your principal for every 1% decline from the Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity.

Sustainable Development Goals

▪	HSBC is embracing the catalyzing role its lending activities can play towards the achievement of the United Nations’ Sustainable Development Goals (UNSDGs). The bank has pledged $100 billion in sustainable financing by 2025. These funds will go towards climate change, as well as reducing poverty and inequality.

▪	The United Nations Sustainable Development Goals are a unified action plan for promoting global sustainability. The amount raised by this Note will fund projects that are closely aligned with several of these goals.

▪	The range of sustainable development projects supported may include building hospitals, schools, small scale renewable energy power plants, LEED certified buildings, public railway systems, and more. The projects align with these goals:

(1) As more fully described on page FWP-4.

(2) See “Call Premiums, Call Observation Dates, Call Payment Dates and Call Threshold” on page FWP-5.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, including on the Final Valuation Date, and whether the Final Value is greater than or equal to the Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value is less than the Barrier Value.

Information about the Reference Asset

The ICLN seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Global Clean Energy Index. The returns of the ICLN may be affected by certain management fees and other expenses, which are detailed in its prospectus. The ICLN is an exchange traded fund that trades on NYSE Arca under the ticker symbol “ICLN.”

The graphs above illustrate the performance of the Reference Asset from January 26, 2011 through January 26, 2021. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-18 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Barrier Notes with Step-up Premium

This document relates to a single offering of Autocallable Barrier Notes with Step-up Premium. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The iShares® Global Clean Energy ETF (Ticker: ICLN)

Trade Date:	February 26, 2021

Pricing Date:	February 26, 2021

Original Issue Date:	March 3, 2021

Final Valuation Date:	February 28, 2024, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be March 4, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Call Feature:	If the Official Closing Price of the Reference Asset is at or above the Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called, you will not receive a Call Premium, and if the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount.

Reference Return:	Final Value – Initial Value Initial Value

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Call Observation Dates, Call Payment Dates, Call Premiums and Call Threshold:	Call Observation Dates	Call Payment Dates	Call Premium	Call Threshold
	September 1, 2021	September 7, 2021	10.25%	100.00% of the Initial Value
	March 1, 2022	March 4, 2022	20.50%	100.00% of the Initial Value
	August 31, 2022	September 6, 2022	30.75%	100.00% of the Initial Value
	March 1, 2023	March 6, 2023	41.00%	100.00% of the Initial Value
	August 30, 2023	September 5, 2023	51.25%	100.00% of the Initial Value
	February 28, 2024 (the Final Valuation Date)	March 4, 2024 (the Maturity Date)	61.50%	100.00% of the Initial Value

The Call Observation Dates and Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Initial Value:	The Official Closing Price of the Reference Asset on the Pricing Date.

Final Value:	The Official Closing Price of the Reference Asset on the Final Valuation Date.

Barrier Value:	60.00% of the Initial Value.

CUSIP/ISIN:	40438CX30/US40438CX309

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

HSBC is committed to investing the amount raised by these Notes into projects that align with the United Nations Sustainable Development Goals, specifically:

CLIMATE CHANGE - Adaptation projects that contribute to reducing vulnerability to climate change and do not increase carbon emissions	AFFORDABLE CLEAN ENERGY – Generate clean energy from renewable sources; introduce technology that reduces energy consumption
SUSTAINABLE CITIES & COMMUNITIES - Activities that expand or maintain affordable housing and sustainable transport systems	QUALITY EDUCTION - Expand equal access to education at all levels; women and minority inclusion in education; enhance education infrastructure
INDUSTRY INNOVATION & INFRASTRUCTURE - Develop sustainable infrastructure that will also benefit economic development and well-being	GOOD HEALTH & WELL-BEING - Strengthen capacity of all countries’, free or subsidized healthcare, and management of health crises
CLEAN WATER - Expand public access to safe drinking water; provide adequate sanitation; improve water quality; increase water-use efficiency

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of the Reference Asset is at or above the Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the corresponding Call Payment Date, which will be 10.25% per semi-annual period (or $102.50 for each $1,000 Principal Amount) multiplied by the number of semi-annual periods elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates and Call Premiums” on FWP-5 for the applicable Call Premiums to be paid on the corresponding Call Payment Dates. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called you will not receive the Call Premium, and if the Final Value is less than the Barrier Value, will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the ICLN is iShares, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be at or above the Call Threshold on one or more of the Call Observation Dates.

▶	You seek a Call Premium based on the performance of the Reference Asset, that will be 10.25% per semi-annual period if the Official Closing Price of the Reference Asset is greater than or equal to the Call Threshold on any Call Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return of the is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Asset is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

}	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be below the Call Threshold on all of the Call Observation Dates, and the Final Value will be below the Barrier Value.

▶	You believe that the Call Premium, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Asset is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%.You may lose up to 100% of your investment at maturity.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium. If the Official Closing Price of the Reference Asset on the Final Valuation Date is less than the Barrier Level the notes will not be called, we will not pay you the Call Premium at maturity, you will not receive a positive return on the Notes, and you will lose some or all of your principal amount.

Your return on the Notes is limited to the Principal Amount plus the Call Premium, if any, regardless of any appreciation in the value of the Reference Asset.

If the Notes are called, for each $1,000 Principal Amount, you will receive $1,000 the plus the applicable Call Premium, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Asset during the term of the Notes.

Higher Call Premiums or lower Barrier Values are generally associated with Reference Assets with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Pricing Date, the higher the expectation as of the Pricing Date that the value of a Reference Asset could close below the Call Threshold on a Call Observation Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Call Premiums or loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Call Premium ) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset, including the potential of not receiving a Call Premium and losing some or all of your principal at maturity.

Use of proceeds.

We and/or our affiliates will exercise our judgment and sole discretion in determining the businesses and projects within the Eligible Sectors (as defined below) that will be financed by the proceeds of the Notes. If the use of the proceeds of the Notes is a factor in your decision to invest in the Notes, you should consider our discussion in “Use of Proceeds” and consult with your counsel or other advisors before making an investment in the Notes. There can be no assurance that any of the businesses and projects funded with the proceeds from the Notes will meet our sustainable development goals or your expectations. Furthermore, there is no contractual obligation to allocate the proceeds of the Notes or an amount equal thereto to finance eligible businesses and projects or to provide annual progress reports as described in “Use of Proceeds”. Our or our affiliates’ failure to so allocate, the failure of HSBC Holdings plc to report as further described in “Use of Proceeds”, the failure of any of the businesses and projects funded with the proceeds from the Notes to meet the Framework (as defined herein) or the failure of Sustainalytics, an ESG provider and corporate governance products and services, or any

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external assurance provider to opine on the progress report’s conformity with the Framework may affect the value of the Notes and/or have adverse consequences for certain depositors with portfolio mandates to invest in the businesses and projects within the Eligible Sectors.

Furthermore, it should be noted that there is currently no clearly-defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green” or an equivalently-labelled project or as to what precise attributes are required for a particular project to be defined as “green” or “sustainable” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, no assurance is or can be given to depositors that any projects or uses that are the subject of, or related to, any of the businesses and projects funded with the proceeds from the Notes will meet any or all depositors expectations regarding such “green” or other equivalently-labelled performance objectives or that any adverse environmental and/or other impacts will not occur during the implementation of any projects or uses that are the subject of, or related to, any of the businesses and projects funded with the proceeds from the Notes.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Call Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Reference Asset on the Call Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Call Threshold during the term of the Notes other than on a Call Observation Date but then decreases on a Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual values of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its values on the Call Observation Dates, whether a Call Premium will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Reference Asset on the applicable Call Observation Dates.

Risks Relating to the Reference Asset

Changes that affect a Reference Asset may affect the value of a Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of a Reference Asset concerning additions, deletions and substitutions of the stocks included in a Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of a Reference Asset. The policies of the reference sponsor with respect to the calculation of a Reference Asset could also affect the value of a Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of a Reference Asset. Any such actions could affect the value of a Reference Asset and the value of and the return on the Notes.

We make no representation or assurance as to the environmental and social impact of the Reference Asset.

We make no representation or assurance that the Reference Asset satisfies, whether in whole or in part, any present or future depositor expectations or requirements as regards any direct or indirect environmental and social impact of the businesses or products of the stocks included in the Reference Asset. If the environmental and social impact of the Reference Asset or any of the stocks included in the Reference Asset is a factor in an investor’s decision to invest in Notes linked to that Reference Asset, investors should consult with their legal or other advisers before making an investment in the Notes.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is

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subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in a Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in a Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in a Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

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Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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USE OF PROCEEDS

An amount equal to the net proceeds of the Notes will be used by the Issuer and/or its affiliates to finance, in whole or in part, new and/or existing businesses and projects in the Eligible Sectors (as defined below) in accordance with the Sustainable Development Goal Framework dated November 2017 (the “Framework”) (as described below) adopted by our indirect parent, HSBC Holdings plc (“HSBC plc”), which HSBC plc furnished under cover of Form 6-K to the SEC on November 14, 2017 and which HSBC plc has made available on their website. You can find the Framework on the HSBC plc’s website under “Green and sustainability bonds — HSBC’s Green Bond Framework”. Nothing in the HSBC plc’s website is incorporated into, or made a part of, this document. We expect HSBC plc to furnish any future versions of the Framework with the SEC under cover of Form 6-K, as well as to make it available on their website.

The term of funding to any eligible business or project under the Framework may be shorter or longer than the term of the Notes and may mature or be sold before or after the Maturity Date of the Notes. In the case of any investment that matures or is sold before the Maturity Date of the Notes, we expect to reallocate funds with respect to that eligible business or project back to our account either until maturity of the Notes or allocation of such amounts to new eligible businesses or projects. If funding for any eligible business or project remains outstanding after the Maturity Date of the Notes, neither we nor any of our consolidated subsidiaries will be required to terminate the financing of such project on the Maturity Date of the Notes.

Payment of principal and interest, if any, on the Notes will be made from our general funds and will not be directly linked to the performance of any eligible business or project.

The disclosure in this section regarding the use of proceeds of the Notes supersedes the disclosure about the use of proceeds in the accompanying prospectus supplement and prospectus, to the extent this disclosure is inconsistent with the disclosure in those underlying documents.

Framework

Since HSBC plc’s adoption in 2003 of the Equator Principles, establishing an environmental risk management framework for banks, HSBC plc has been at the forefront in supporting growth and innovation in the market for sustainable finance. HSBC plc was one of the first banks to support the International Capital Market Association’s Green Bond Principles in 2014, working with others to establish clear and consistent rules for green investing, and HSBC plc also promoted the 17 Sustainable Development Goals formally established by United Nations General Assembly in September 2015, which implemented a common framework for public and private stakeholders to set their agendas and define their policies and strategies over the following 15 years (the “SDG”). The Framework was a further step towards contributing capital towards the accomplishment of the SDG.

HSBC plc believes that the Framework remains consistent with the current International Capital Market Association’s Green Bond Principles, Social Bond Principles and Sustainability Bond Guidelines and in reaching such conclusion, HSBC plc relied in part on a second party opinion dated 6 November 2017 from Sustainalytics, an external assurance provider, confirming the alignment of the Framework with the International Capital Market Association’s 2017 Sustainability Bond Guidelines. That opinion is available on HSBC plc’s website.

Eligible Sectors

In accordance with the Framework, the “Eligible Sectors” comprise:

Good Health and Well-being (SDG 3)—activities that strengthen the capacity of all countries, in particular developing countries, for provision of free or subsidized healthcare, and early warning, risk reduction and management of health crises.

Quality Education (SDG 4)—activities that (i) expand access to primary, secondary, adult and vocational education, (ii) target women and minority inclusion in education or (iii) improve educational infrastructure.

Clean Water and Sanitation (SDG 6)—activities that (i) expand public access to safe and affordable drinking water, (ii) provide access to adequate sanitation facilities, (iii) improve water quality or (iv) increase water-use efficiency through water recycling, treatment and reuse (including treatment of wastewater).

Affordable and Clean Energy (SDG 7)—activities that involve (i) generation of energy from renewable sources, (ii) construction, maintenance and/or expansion of associated distribution networks, (iii) manufacturing of components of renewable energy technology, (iv) development of products or technology and their implementation that reduces energy consumption of underlying asset, technology, product or system(s), (v) improved efficiency in the delivery of bulk energy services or (vi) manufacturing of components to enable energy efficiency.

Industry Innovation and Infrastructure (SDG 9)—activities that (i) develop quality, reliable, sustainable infrastructure (including regional and trans-border) to support affordable and equitable access for all in a manner that also benefits economic development and human well-being or (ii) upgrade and retrofit infrastructure to make it sustainable, with increased resource-use efficiency and greater adoption of clean and environmentally sound technologies and industrial processes.

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Sustainable Cities and Communities (SDG 11)—activities that expand or maintain the supply of affordable housing or access to sustainable transport systems.

Climate Change (SDG 13)—activities that demonstrably contribute to reducing vulnerability to climate change identified in the project area and do not increase carbon emissions.

Eligibility Criteria of Businesses and Projects

The net proceeds will be used to finance, in whole or in part, future and/or re-finance existing businesses and projects, including our own operations, that promote any of the Eligible Sectors in accordance with the Framework.

We will determine the eligibility of businesses and projects based on whether they apply their funds to Eligible Sectors and whether a significant net positive sustainability impact is achieved by them. If a business or project derives at least 90% its revenue from activities within the Eligible Sectors, it would be considered for financing with the net proceeds. In these instances, the net proceeds can be used for general purposes, so long as this financing does not fund expansion into activities falling outside of the Eligible Sectors.

There is no contractual obligation to allocate the proceeds of the Notes or an amount equal thereto to finance eligible businesses and projects or to provide annual progress reports as further described below. Our failure to so allocate, the failure of HSBC plc to report, the failure of any of the businesses and projects funded with the proceeds from the Notes to meet the Framework or the failure of Sustainalytics or any external assurance provider to opine on the progress report’s conformity with the Framework will not constitute an Event of Default with respect to the Notes and may affect the value of the Notes and/or have adverse consequences for certain investors with portfolio mandates to invest in green assets.

We recognize that businesses and projects may benefit the environment in important ways while also degrading it in others. Accordingly, our assessment of environmental and societal benefits will consider the balance of impact in determining the overall net benefit. We will exercise our professional judgment, discretion and sustainability knowledge in determining eligibility of businesses and projects for the use of the net proceeds.

Businesses and projects that are involved in the following operations will be ineligible: (i) nuclear power generation; (ii) weapons; (iii) alcohol; (iv) gambling / adult entertainment; and (v) palm oil. Moreover, the businesses and projects will not include any coal-fired power plants, the extraction and refining of coal, thermal coal mines or mountaintop removal.

Management and Tracking of the Proceeds

HSBC plc’s Green Bond Committee has responsibility for governing the Framework and for the ratification of eligible businesses and projects by applying the guidelines in the Framework. The Green Bond Committee also will track the use of proceeds of the Notes using its internal information system, as described in the Framework. If any portion of the net proceeds has not been applied to Eligible Sectors, we may invest such unused proceeds according to our local liquidity management guidelines.

Reporting

HSBC plc expects to provide a progress report on an annual basis until all proceeds have been fully allocated including:

►	aggregate amounts of funds allocated to each of the Eligible Sectors, together with a description of the types of business and projects financed;

►	the remaining balance of unallocated net proceeds at the reporting period end; and

►	confirmation that the use of proceeds of the Notes issued conforms with the Framework.

Moreover, Sustainalytics will act as the external assurance provider that will independently review the progress report, on an annual basis, and opine on its conformity with the Framework. We expect HSBC plc to make the annual progress reports and related opinions available on its website.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by the Issuer) which may be made available in connection with the issue of the Notes and in particular with any of the businesses and projects funded with the proceeds from the Notes to fulfil any environmental and/or other criteria. No such opinion or certification is or shall it be deemed to be incorporated in and/or form part of this document. No such opinion or certification is or should be deemed to be a recommendation by the Issuer or any other person to buy, sell or hold the Notes. Any such opinion or certification is only current as at the date of its issuance. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Notes. The providers of such opinions and certifications are not currently subject to any specific regulatory or other regime or oversight.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Official Closing Price of the Reference Asset on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Call Premium and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value:	100.00*
▶ Hypothetical Call Threshold:	100.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	60.00 (60.00% of the Initial Value)
▶ Hypothetical Call Premium:	10.25% per semi-annual period (or $102.50 for each $1,000 Principal Amount) multiplied by the number of semi-annual periods elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates and Call Premiums” on FWP-5.

* The hypothetical Initial Value of 100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value	$100.00	$100.00	$100.00	$100.00
Call Threshold	$100.00	$100.00	$100.00	$100.00
Barrier Value	$60.00	$60.00	$60.00	$60.00
Call Observation Dates	Official Closing Price / Percentage Change
1st Call Observation Date	$120.00 / 20.00% Call Premium: $102.50	$70.00 / -30.00% Call Premium: $0.00	$60.00/ -40.00% Call Premium: $0.00	$54.00 / -46.00% Call Premium: $0.00
2nd Call Observation Date to 5th Call Observation Date	N/A	Official Closing Price is below the Call Threshold Call Premium: $0.00	Official Closing Price is below the Call Threshold Call Premium: $0.00	Official Closing Price is below the Call Threshold Call Premium: $0.00
Final Valuation Date	N/A	$120.00 / 20.00% Call Premium: $615.00	$70.00 / -30.00%	$40.00 / -60.00%
Payment if Notes are Called prior to the Final Valuation Date	$1,102.50	N/A	N/A	N/A
Payment at Maturity	N/A	$1,615.00	$1,000.00	$1,000 + ($1,000 x -60.00%) = $400.00
Return of the Notes	10.25%	61.50%	0.00%	-60.00%

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Example 1—The Official Closing Price of the Reference Asset on the first Call Observation Date is greater than or equal to the Call Threshold.

Initial Value	Official Closing Price
$100.00	$120.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,102.50

Because the Official Closing Price of the Reference Asset on the first Call Observation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,102.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 10.25% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2—The Official Closing Price of the Reference Asset on the Final Valuation Date is greater than or equal to the Call Threshold.

Initial Value	Final Value
$100.00	$120.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,615.00

Because the Official Closing Price of the Reference Asset on the Final Valuation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,615.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 61.50% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 3— The Notes are not called and the Final Value is greater than or equal to the Barrier Value.

Initial Value	Final Value
$100.00	$70.00 (70.00% of Initial Value)

Reference Return:	-30.00%
Payment at Maturity:	$1,000.00

Because the Final Value is less the Call Threshold but greater than or equal to the Barrier Value, you will receive $1,000.00 per Note, reflecting the Principal Amount, resulting in a 0.00% return on the Notes, even though the value of the Reference Asset has declined.

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Example 4—The Notes are not called, and the Final Value is less than the Barrier Value.

Initial Value	Final Value
$100.00	$40.00 (40.00% of Initial Value)

Reference Return:	-60.00%
Payment at Maturity:	$400.00

Because the Final Value is less than the Barrier Value, you will receive $400.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -60.00%) = $400.00

You will not receive a Call Premium, resulting in a -60.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Information provided to or filed with the SEC by the iShares® Global Clean Energy ETF (the “ICLN”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information regarding the ICLN may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.

The following information regarding the ICLN is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the ICLN with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

We obtained the information regarding the historical performance of the ICLN set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the ICLN should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the ICLN on the Valuation Date. We cannot give you assurance that the performance of the ICLN will not result in the loss of part of your investment. The returns of the ICLN may be affected by certain management fees and other expenses, which are detailed in its prospectus. The ICLN is an exchange traded fund that trades on NYSE Arca under the ticker symbol “ICLN.”

The iShares® Global Clean Energy ETF

The ICLN is an investment portfolio maintained and managed by BlackRock Fund Advisors (“BFA”). The inception date of the ICLN is Jun 24, 2008.

The ICLN seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Global Clean Energy IndexTM (the “underlying index”). The underlying index is a subset of S&P Global Broad Market Index, designed to track the performance of approximately 28 clean energy-related companies.

BFA uses a “passive” or indexing approach to try to achieve investment objective of the ICLN using a representative sampling indexing strategy to manage the ICLN. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index. The ICLN may or may not hold all of the securities in the Underlying Index. The ICLN generally will invest at least 90% of its assets in the component securities of the Underlying Index and in investments that have economic characteristics that are substantially identical to the component securities of the Underlying Index (i.e., depositary receipts representing securities of the Underlying Index) and may invest up to 10% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Underlying Index, but which BFA believes will help the ICLN track the Underlying Index. The ICLN seeks to track the investment results of the Underlying Index before fees and expenses of the ICLN.

The Underlying Index

The underlying index is designed to track the performance of approximately 28 clean energy-related companies. The Underlying Index is a subset of the S&P Global Broad Market Index but is limited to those stocks traded on a developed market exchange which meet or exceed, at the time of inclusion, $300 in total market capitalization, $100 million in float adjusted market capitalization, and $3 million average daily value traded over a three-month period. S&P Dow Jones Indices LLC (“S&P”) first selects components in order of floatadjusted market capitalization from companies that is has determined are primarily in the business of clean energy (“Primary Companies”), and next, if necessary, from those companies that it has determined have significant clean energy exposure (“Significant Exposure Companies”). S&P next replaces any components with a “carbon intensity” score of greater than three standard deviations of the mean of all components (excluding the top and bottom five percent) with the next highest ranked stock in order to satisfy the index’s target constituent count of approximately 28. Primary Companies are weighted based on float-adjusted market capitalization while Significant Exposure Companies are weighted based on half of float-adjusted market capitalization. Each constituent is capped at 4.5 percent of index weight.

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Historical Performance of the ICLN

The following graph sets forth the historical performance of the ICLN based on the daily historical closing values from January 26, 2011 through January 26, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the ICLN should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the ICLN on any Call Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

References in the accompanying prospectus and prospectus supplement to any European law, regulation or directive (or, in each case, any part thereof) shall, in respect of the United Kingdom, be to such European law, regulation or, as the case may be, directive (or part thereof) as it forms part of United Kingdom domestic law at the time of the relevant offer, sale or making available of the Notes (and as amended, supplemented or superseded from time to time).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the Notes should end on the date on which the amount the holder is entitled to receive upon the call or maturity of the Notes is determined, even though the holder will not receive any amounts from us in respect of the Notes prior to the call or maturity of the Notes. In such case, a holder may be treated as having a holding period in respect of the Notes that is

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one year or less even if the holder receives cash upon call or maturity of the Notes at a time that is more than one year after the beginning of its holding period.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the

FWP-21

applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-22

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Barrier Notes with Step-up Premium Linked to the
iShares® Global Clean Energy ETF

February 2, 2021

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Use of Proceeds	FWP-13
Illustrative Examples	FWP-15
Description of the Reference Asset	FWP-18
Events of Default and Acceleration	FWP-20
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-20
U.S. Federal Income Tax Considerations	FWP-20
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58